OLLE, MACAULAY & ZORRILLA, P.A.
                                1402 MIAMI CENTER
                          201 SOUTH BISCAYNE BOULEVARD
                              MIAMI, FLORIDA 33131
                                 (305) 358-9200
                               FAX (305) 358-9617




                                 January 8, 1997




First American Railways, Inc.
2445 Hollywood Boulevard
Hollywood, Florida 33020

                     RE: REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

         We have acted as counsel to First American Railways, Inc., a Nevada corporation (the "Company"), in connection with the preparation and filing of the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to 750,000 shares of the Company's Common Stock, $0.001 par value per share (the "Common Stock"), that are offered (i) upon the exercise of stock options (the "Options") granted or that may be granted under the Company's 1996 Non-Qualified Stock Option Plan (the "Option Plan"), or (ii) pursuant to the Company's 1996 Stock Bonus Plan (the "Bonus Plan"). You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering of Common Stock pursuant to the Option Plan and the Bonus Plan.

         We have examined original, photostatic or certified copies of such records of the Company, including the Certificate of Incorporation, the Bylaws and minutes, the Registration Statement and other documents as we have deemed relevant and necessary for purposes of the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals and the conformity to authentic originals of all documents and instruments submitted to us as certified or photostatic copies. As to various questions of fact material to our opinions, we have relied upon representations made to us by various officers and directors of the Company and we have not conducted or received independent verification of those facts.




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First American Railways, Inc.
Page Two
January 8, 1997



         Based upon the foregoing and subject to the comments and exceptions noted below, we are of the opinion that the Company presently has available at least 750,000 authorized but unissued shares and/or treasury shares of Common Stock from which may be issued the 717,500 shares of Common Stock proposed to be sold pursuant to the exercise of Options granted under the Option Plan and the 32,500 shares of Common Stock proposed to be granted under the Bonus Plan. Assuming that the Company maintains an adequate number of authorized but unissued shares and/or treasury shares of Common Stock available for issuance to those persons who exercise the Options granted under the Option Plan or are granted Common Stock under the Bonus Plan and assuming that the consideration for the shares of Common Stock issued is actually received by the Company as provided in the Option Plan and the Bonus Plan, then the shares of Common Stock issued pursuant to the Bonus Plan or the exercise of Options granted under the Option Plan will be duly and validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                            Very truly yours,




                            OLLE, MACAULAY & ZORRILLA, P.A.